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                                                                    Exhibit 99.1

                [LETTERHEAD OF INTEGRATED CIRCUIT SYSTEMS, INC.]

[LOGO] ICS


              INTEGRATED CIRCUIT SYSTEMS TO ACQUIRE MICRO NETWORKS

Valley Forge, PA - December 20, 2001 - Integrated Circuit Systems, Inc. (Nasdaq:
ICST), today announced that it has signed a definitive agreement to acquire Micro Networks Corporation, a leading supplier of precision timing devices for optical networking, wireless infrastructure and high end network servers using surface acoustic wave (SAW) and RF technology.

The agreement calls for ICS to purchase all outstanding shares and options in Micro Networks for $65 million in cash, part of which will be funded through term bank financing already in place. In addition, ICS will assume approximately $12 million of debt. Micro Networks had approximately $40 million of revenue for the 9 months ended September 2001. The Micro Networks acquisition is scheduled to close after this fiscal quarter ends. Accordingly, there will be no effect on consolidated earnings this quarter. However, it is expected to be accretive to Integrated Circuit Systems' consolidated earnings beginning next quarter.

Hock E. Tan, President and CEO of Integrated Circuit Systems commented, "This is a great fit. By acquiring Micro Networks, we now have access to technology, which will significantly enhance the performance of our silicon timing products in order to strengthen our position within existing strategic markets as servers and storage systems and address new high growth markets. We believe such new markets will include the next generation high speed SONET (OC-192 and beyond), 3-G wireless base stations and wireless LAN."

Michael Ferrantino, President of Micro Networks added, "We are extremely excited to be part of the ICS organization. We are now able to offer a broader and more strategic range of signal processing and timing products to our communication customers."

About ICS
Integrated Circuit Systems, Inc. is a leader in the design, development and marketing of silicon timing devices for communications, networking, computing and digital multimedia applications. The Company is headquartered in Valley Forge, PA, with key facilities in San Jose, CA; Tempe, AZ; and Singapore.

Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand. Further information on these and other potential factors that could affect the Company's financial results can be found in the Company's Form 10-K filed on September 12, 2001.